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                                                            EXHIBIT 10(III)(a)23

C.M. Armstrong

November 18, 2002

Dear Mike,

         The purpose of this letter is to memorialize our ongoing obligations to each other.

         1. As of the Effective Time, as defined in the Merger Agreement entered into among AT&T Corp. ("AT&T"), Comcast Corporation ("Comcast") and others, AT&T's obligations under your October 17, 1997 Employment Agreement ("Employment Agreement") with AT&T will cease except as specifically provided in this letter, and AT&T Broadband will assume the Employment Agreement as provided under the Employee Benefits Agreement by and between AT&T and AT&T Broadband Corp., dated December 19, 2001 (the "EBA").

         2. AT&T hereby agrees to pay you a pension benefit (the "SERP") in the amount of $97,228 per month, expressed as a single life annuity. Payment of the SERP will begin at the first day of the second month following the month in which your employment with Comcast, AT&T Broadband Corp. and their respective affiliates and successors terminates; provided, however, that you may elect, in lieu of a single life annuity, to receive the SERP in the form of a joint and survivor annuity, with such election and the conversion of the amount of the SERP to be made in accordance with the provisions and practices of the AT&T Management Pension Plan as in effect on the date hereof; and provided, further, that if your employment with Comcast, AT&T Broadband Corp. and their respective affiliates and successors terminates as a result of your death, your spouse will be provided a survivor benefit under the SERP, in the form of a single life annuity payable monthly. Such annuity to your spouse shall be the actuarial equivalent at the time of your death of the value, at the time of your death, of the lump sum provided by Comcast to AT&T in exchange for AT&T's agreement to provide the SERP, calculated based on a 6.5% discount rate and the mortality assumptions used to perform the actuarial valuation of AT&T's pension plans for funding purposes, as in effect as of the date hereof, and payment thereof shall begin at the first day of the second month following the month of your death. Examples of the calculation of such annuity to your spouse are attached to this letter. The SERP shall be in addition to any qualified and non-qualified pension payments to which you may be entitled under the AT&T Management Pension Plan, the AT&T Excess Compensation and Benefit Plan, and the AT&T Non-Qualified Pension Plan or any other plan sponsored by AT&T and its subsidiaries (together, the "Plans"), which payments will be determined in accordance with the Plans and will not affect the amount of the SERP benefit.

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         3. In addition:

                  (a) AT&T will honor any rights and entitlements that you may have under the terms of any plan, program or arrangement sponsored by AT&T and its subsidiaries, to the extent not assumed by AT&T Broadband pursuant to the EBA;

                  (b) Section 6 of the Employment Agreement shall continue in effect until all obligations thereunder are satisfied;

                  (c) AT&T shall reimburse you for any expenses incurred by you on or prior to the date hereof for which you would have been entitled to reimbursement from AT&T under the first sentence of Section 11(a) of the Employment Agreement, absent this letter, to the extent that you have not received reimbursement for such expenses from Comcast, AT&T Broadband Corp. and their respective affiliates and successors after you have made commercially reasonable efforts to obtain such reimbursement.

                  (d) The provisions of Section 16 of the Employment Agreement, including without limitation AT&T's obligation to indemnify you and provide insurance coverage, shall continue in effect with respect to Proceedings (as defined in the Employment Agreement) to which you are made a party or threatened to be made a party by reason of the fact that you were a director, officer or employee of AT&T or were serving at the request of AT&T as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is your alleged action in an official capacity while serving as a director, officer, member, employee or agent of AT&T; provided, that the coverage that AT&T is obligated to provide to you pursuant to Section 16(c) of the Employment Agreement shall be coverage to the extent AT&T provides such coverage to its other former senior executive officers;

                  (e) Sections 15, 17 and 24 of the Employment Agreement shall apply to this letter as if incorporated herein; and

                  (f) Sections 14(b), (c) and (f) of the Employment Agreement shall continue in effect.

         4. Subject to your continued adherence to the AT&T Non-Competition Guideline (attached) for a period of two years following the Effective Time, AT&T has agreed to retain and assume certain obligations to you, as follows:

                  (a) You and your eligible dependents will be eligible to enroll for coverage under the AT&T Separation Medical Plan offered by AT&T to certain former senior managers at any time after you have no medical coverage from Comcast, AT&T Broadband Corp. and their respective

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         affiliates and successors (it being understood and agreed that if you do so enroll and your coverage subsequently lapses, you will not be entitled to re-enroll). You will be responsible for the same portion (currently 30%) of the annual premium for this medical coverage applicable from time to time to those individuals who are similarly situated former senior managers at the time you begin coverage. Continuation of coverage under the AT&T Separation Medical Plan after your death is available to your spouse, provided she pays 100% of the premium.

                  (b) It is anticipated that during your employment with Comcast, Comcast will pay the annual premiums for continuation of your $4.5 million Senior Management Universal Life Insurance policy. At such time as Comcast is no longer obligated to pay such premiums, AT&T shall resume paying the premiums and shall continue to do so through the fifteenth anniversary of the date of issuance of the policy. Since the annual premiums paid by AT&T will be taxable as ordinary income, AT&T will include an additional amount (i.e., a "federal tax gross-up") to provide the benefit to you with a minimal after-tax cost to you.

         For purposes of this Section 4 and any obligations you may have relating to the AT&T Non-Competition Guideline, the following shall not be deemed to constitute a violation of the AT&T Non-Competition Guideline: (1) your entering into any employment or consulting agreement with Comcast or its successors and your performance of services for Comcast or its successors to the extent required under such agreement, and (2) your solicitation and employment of Maureen Radigan.

         This letter may be executed in counterparts, both of which shall be considered one and the same agreement, and shall become effective when each of such counterparts have been signed by each of the parties and delivered to the other party.

                                         AT&T CORP.

                                         By /s/ Mirian M. Graddick-Weir
                                           ----------------------------------
                                           Name:  Mirian M. Graddick-Weir
                                           Title: Executive Vice President -
                                                  Human Resources

Agreed and Accepted,
C. MICHAEL ARMSTRONG

/s/ C. Michael Armstrong
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